Tributary Capital Management, LLC

CODE OF ETHICS

While affirming its confidence in the integrity and good faith of all its employees, officers and directors, Tributary Capital Management, LLC (“Tributary”) recognizes that knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its Advisory Clients may place them in a position where personal interests may conflict with the interests of the Advisory Clients.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act), Tributary has determined to adopt this Code of Ethics (“Code”) to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures.

I.	STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in Tributary’s personnel by Advisory Clients and to give effect to Tributary’s belief that its operations should be directed to the benefit of Advisory Clients, Tributary, as a fiduciary, hereby adopts the following general principles to guide the actions of employees, officers and directors:

(1)	The interests of the Advisory Clients are paramount, and all Tributary personnel must conduct themselves and their operations to give maximum effect to this tenet by always placing the interests of the Advisory Clients before their own.

(2)	All personal transactions in securities by Tributary’s Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of any Advisory Client.

(3)	All of Tributary’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to an Advisory Client, or that otherwise bring into question a person’s independence or judgment.

(4)	All of Tributary’s personnel must take all necessary steps to protect the personal information of Advisory Clients. All required policies and procedures shall be followed to ensure client nonpublic information is protected.

(5)	All of Tributary’s personnel must comply with all applicable securities related laws and regulations.

(6)	Tributary shall provide a copy of its Code of Ethics to clients, including potential clients upon request.

11/2024

II.	DEFINITIONS

(1)	“Access Person” means:

(i)	Any Supervised or Non-Supervised Person:

(A)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund, or

(B)	Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

(ii)	If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be Access Persons.

(2)	“Beneficial Ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person should generally consider him or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider him or herself the beneficial owner of securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

(3)	“Compliance Software” refers to the ACA ComplianceAlpha technology platform utilized for trade surveillance and monitoring.

(4)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such a presumption may be countered by the facts and circumstances of a given situation.

(5)	“Designee” is an individual designated by the Chief Compliance Officer (the “CCO”) or Senior Management to assist in the administration of the Code of Ethics or the Compliance Manual.

(6)	“Entertainment” means any social, hospitality, sporting, entertainment event, meal or leisure activity with a person with whom the Supervised Person has an existing or prospective business relationship. To be considered entertainment, both the provider and recipient must be in attendance; otherwise, it is considered a gift.

(7)	“Gift” means an item of value given or received by a Supervised Person. Examples include but are not limited to gift baskets, company-branded promotional items, or tickets to a sporting event where the provider is not in attendance.

(8)	“High-quality short-term debt instrument” means any instrument that has a maturity at issuance of 365 days or less and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

(9)	“Initial Public Offering” (“IPO”), means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(10)	“Limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

(11)	“Margin Account” means a brokerage account where Access Persons may borrow money from a broker to buy a security and use the investment as collateral.

(12)	“Non-Supervised Access Person” means certain individuals within FNNI (parent company) who have access to systems, information, or other non-public information related to Tributary that requires designation as an Access Person. These individuals are subject to Tributary’s personal securities reporting requirements for Access Persons but are not subject to other policies and procedures of Tributary.

(13)	A “personal securities account” means any account in which any securities are held for the person’s direct or indirect benefit.

(14)	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.

(15)	“Reportable Fund” means any registered investment company under the 1940 Act (other than a money market fund) for which Tributary serves as an investment adviser. See Appendix I for a list of such Funds.

(16)	“Reportable Security” means any stock, bond, future, investment option or contract, exchange traded fund (“ETF”) whether registered as an open end management company or as a unit investment trust, or other security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, except it does not include:

(i)	Direct obligations of the government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	And shares of other types of mutual funds, unless Tributary acts as the investment adviser for the Fund.

(17)	“Security” shall have the same meaning as that set forth in Investment Advisers Act Section 80b-2, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group of index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

(18)	“Senior Management” means the President of Tributary Capital Management, LLC.

(19)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

III.	GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION

(1)	No Access Person shall, in connection with the purchase or sale, directly or indirectly, by any Advisory Client:

(i)	Employ any device, scheme or artifice to defraud such Advisory Client;

(ii)	Make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Advisory Client;

(iv)	Engage in any manipulative practice with respect to such Advisory Client; or

(v)	Engage in the practice of maliciously spreading of false rumors about a company.

IV.	PROHIBITED PURCHASES AND SALES OF SECURITIES

(1)	Subject to Sections IV of this Code, no Access Person shall purchase or sell, directly or indirectly, any security, in which he or she had or by reason of such transaction acquired any Beneficial Ownership, within three (3) business days before or after the time that the same or a related (e.g., futures or options) security is being purchased or sold by any Advisory Client. Profit due to trading within this prescribed period may be disgorged. Exceptions to this policy are permitted only with the approval of the CCO or Senior Management. The determination shall be documented and maintained in accordance with Section XII (8) of this Code.

(2)	No Access Person may acquire securities as part of an IPO.

(3)	No Access Person shall purchase a security offered in a limited offering without the specific, prior approval of the CCO or Senior Management.

(4)	No Access Person is permitted to engage in short-term trading and shall not buy and sell, or sell then buy the same (or equivalent) reportable security, within a 60 calendar day period. Example: 100 shares of ABC stock are purchased on May 1; 50 additional shares of ABC stock are purchased on July 1; no shares of ABC stock may be sold until August 31. Any profit or benefit due to any such short-term trades will be disgorged. Exceptions to this policy are permitted only with the approval of the CCO or Senior Management. On a periodic basis, the CCO or designee shall analyze the trading patterns of Access Persons.

V.	PRE-CLEARANCE OF TRANSACTIONS

Except as provided in Section V(3), each Access Person must pre-clear certain proposed transactions in securities within the Compliance Software prior to proceeding with the transaction. No transaction in securities shall be effected without the prior approval of the CCO or designee. In determining whether to grant approval for the purchase of a security offered in a limited offering, the CCO or Senior Management shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with Tributary.

(1)	Transactions that involve the use of a margin account to purchase securities may be subject to additional review of circumstances and facts surrounding the use of a margin account.

(2)	Trades associated with a standard tax harvest will be evaluated during the preclearance process, noting the specific purpose of the trade. Transactions to execute a standard tax harvest, while adhering to the 30-day wash sale on losses and next-day repurchase when realizing gains, are permitted with compliance approval. The sale of a replacement security is also permitted upon compliance approval.

(3)	The pre-clearance requirements of Section V shall not apply to the following transactions:

(i)	Purchases or sales over which the Access Person has no direct or indirect influence or control (i.e. managed account).

(ii)	Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

(iii)	Purchases that are part of an automatic dividend reinvestment plan.

(iv)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(v)	Acquisitions or charitable donations of securities through gifts or bequests.

(vi)	Transactions in open-end mutual funds.

(vii)	Transactions in Exchange Traded Funds.

(viii)	Transactions in direct obligations of the U.S. Government.

(ix)	Money Market Accounts and shares of Money Market Funds.

(x)	Transactions occurring in 401K Plans.

(xi)	Purchases and sales of any equity security in an amount less than $10,000 of an issuer with a market capitalization of $10 billion or greater. A series of smaller trades (within 30 days) may not be engaged in to rely on this exemption. A trade request must be submitted in the Compliance Software prior to execution. If trade parameters are met, the trade request in the Compliance Software will auto-approve.

VI.	GIFTS AND ENTERTAINMENT

(1)	Tributary's parent organization has a Code of Business Conduct (the “FNNI Code”) to which all employees are obligated to abide by. All Supervised Persons are subject to, and shall comply with, the provisions of the FNNI Code which states employees may not accept cash gifts or gift cards.

(2)	Supervised persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Supervised Person’s portion of the entertainment is greater than $100, or the Supervised Person has received entertainment twice or more in a month then the Supervised Person must report his or her attendance in the Compliance Software.

(3)	Supervised Persons must report their acceptance of gifts over $100 in the Compliance Software. Gifts such as holiday baskets or lunches delivered to Tributary’s offices, which are received on behalf of the company, do not require reporting.

(4)	Tributary and its Supervised Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain preapproval to give gifts or entertainment in excess of $100.

(5)	Any gift or entertainment that may be given or accepted by the Supervised Person may not exceed $500 a year.

(6)	All Supervised Persons are required to report payments above $250 made to union officials, labor organizations and related trusts in the Compliance Software. Examples of reportable payments include meals, travel expenses, gifts, tickets to theater and sporting events, and social events. Refer ERISA Policy in the Compliance Manual.

VII.	ADDITIONAL RESTRICTIONS AND REQUIREMENTS

(1)	No Supervised Person shall accept a position as a director, trustee, or general partner of a publicly traded company or a partnership unless the acceptance of such position has been approved by the CCO or Senior Management and is consistent with the interests of the Advisory Clients.

(2)	All Supervised Persons are required to promptly report any violations of this Code to the CCO or designee.

VIII.	INSIDER TRADING

(1)	Tributary prohibits any Access Person from acting upon, misusing or disclosing any material non-public information, known as inside information.

(2)	Any instances or questions regarding possible inside information must be immediately brought to the attention of the CCO or designee.

(3)	Information is “material” if a reasonable investor would likely consider it in making his or her investment decision, or the information is reasonably certain to have a substantial effect on the price of a security.

(4)	Information is “non-public” unless it has been effectively communicated to the marketplace.

IX.	REPORTING AND COMPLIANCE OBLIGATIONS

(1)	The CCO or designee shall create and thereafter maintain a list of all Access Persons.

(2)	The CCO or designee will assist Access Persons in establishing data feeds with their brokerage firms for securities accounts in the Compliance Software.

(3)	Access Persons are required to immediately add new accounts opened throughout the year in the Compliance Software in order to establish the data feed. Each Access Person must annually review holdings and accounts listed in the Compliance Software and certify accuracy.

(4)	Each Access Person must submit an initial listing of all securities owned by such person within 10 calendar days of the date upon which such person first became an Access Person of Tributary.

(5)	Every Supervised Person shall certify initially and annually thereafter that he or she:

(i)	Has received, read and reviewed Tributary’s Code of Ethics and, if applicable, the Policies and Procedures Manual;

(ii)	Has accepted responsibility for understanding and complying with the Code of Ethics; and, if applicable, the Policies and Procedures Manual;

(iii)	Will report violations of any laws, regulations or Tributary’s Code of Ethics;

(iv)	Has complied with all of Tributary’s requirements, if applicable, including the provisions regarding:

(A)	Code of Ethics personal transactions restrictions and reporting requirements;
(B)	Insider Trading;

(C)	Electronic Communications and Social Media;
(D)	Pre-clearance of political contributions for covered associates; and
(E)	Gifts and Entertainment.

(6)	Reports.

(i)	Initial Holdings Reports: Every Access Person must provide to the CCO or designee a complete listing of all reportable securities, (including Reportable Fund holdings, unless they are held in the employee’s 401(k) Plan), as well as all personal securities accounts, within 10 calendar days of becoming an Access Person. The list must be current as of a date no more than 45 calendar days before the report is submitted.

(ii)	Annual Holdings Reports: On an annual basis, Access Persons are required to certify the accuracy of the reportable securities and accounts listed within the Compliance Software, (including Reportable Fund holdings, unless they are held in the employee’s 401(k) Plan), beneficially owned by such person. The list must be current as of a date no more than 45 calendar days before the report is submitted and must be received within 30 calendar days of the end of the calendar year.

(iii)	Quarterly Reports:

(A)	Each Access Person shall certify the accuracy of all transactions in reportable securities listed within the Compliance Software (including Reportable Fund holdings unless they are held in the employee’s 401(k) Plan) in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership. Each Access Person must also immediately report any personal securities accounts established or closed during the quarter.

(B)	Every report shall be made no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected.

(C)	In the event the Access Person has no reportable items during the quarter, the report should be so noted and submitted within the Compliance Software.

(iv)	Every Access Person shall report the name of any publicly traded company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 10% of the company’s outstanding shares.

(v)	Every Access Person who owns securities acquired in a limited offering, shall disclose such ownership to the CCO or Senior Management if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client. Tributary’s decision to recommend the purchase of such issuer’s securities to an Advisory Client will be subject to independent review by Senior Management.

X.	REVIEW AND ENFORCEMENT

(1)	The CCO or designee shall notify each person who becomes an Access Person and who is subject under this Code of Ethics of his or her reporting requirements no later than 10 calendar days after becoming an Access Person.

(2)	The CCO or designee will, on a quarterly basis, compare all account activity and other reports received for all Access Persons to determine whether a violation of this Code may have occurred. Before determining that a person has violated the Code, the CCO or designee shall give such person an opportunity to supply additional explanatory material.

(3)	If the CCO or designee determines a material violation of the Code of Ethics has occurred, the CCO will propose a resolution/sanction to the Tributary Management Committee for approval.

XI.	ANNUAL WRITTEN REPORTS TO THE TRIBUTARY FUNDS BOARD

At least annually, Tributary will provide a written report to the Tributary Fund’s Board of Directors (the “Board) as follows:

(1)	Issues Arising Under the Code. The report must describe any material issue(s) that arose during the previous year under the Code or procedures thereto, including any material Code or procedural violations, and any resulting sanction(s). Tributary may report to the Board more frequently as it deems necessary or appropriate and shall do so as requested by the Board.

(2)	Certification. Each report must be accompanied by a certification to the Board that Tributary has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

Upon request, Tributary will also provide a copy of the Code to Advisory Clients to demonstrate that Tributary has adopted procedures reasonably necessary to prevent violations of the Code.

XII.	RECORDKEEPING

Tributary will maintain the records set forth below. Unless otherwise noted herein, these records will be maintained in accordance with both the Investment Advisers Act of 1940 and the Investment Company Act of 1940. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

(1)	A copy of this Code and any other code adopted by the Adviser under Rule 17j-1 and 204A-1 which is, or at any time within the past five years was, in effect.

(2)	A record of any Code violation and of any actions taken as a result.

(3)	A record of all acknowledgments of receipt of a copy of the Code and any amendments, of each person who is currently, or within the past five years was a Supervised Person of Tributary.

(4)	A copy of each Quarterly Report, Initial Holdings Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code.

(5)	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports.

(6)	A copy of the Annual Report as required by Section XI of this Code.

(7)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in a limited offering.

(8)	A record of any decision and the reasons supporting the decision, related to the CCO’s or Senior Management’s determination regarding an Access Person’s transaction in a security as described in Section IV(1).

XIII.	MISCELLANEOUS

(1)	Confidentiality. All reports and other confirmations and reports of securities transactions, and any other information filed with Tributary pursuant to this Code, shall be treated as confidential, provided such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies.

(2)	Interpretation of Provisions. Tributary may from time to time adopt such interpretations of this Code, as it deems appropriate.

(3)	Compliance Certification. Within ten days of becoming an Access Person, and each year thereafter, each such person must complete the Compliance Certification.

APPENDIX I

REPORTABLE FUNDS

Tributary Small Company Fund
Tributary Small/Mid Cap Fund
Tributary Income Fund

Tributary Short-Intermediate Bond Fund
Tributary Balanced Fund

Tributary Nebraska Tax-Free Fund